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Exhibit 10.8

EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is entered into as of the 30th day of September, 1998, by and between Myriad Genetics, Inc. ("Myriad") and its wholly owned subsidiary, Myriad Pharmaceuticals, Inc. ("Pharmaceuticals") and Adrian Norman Hobden, Ph.D. (The "Executive").

        In consideration of the mutual promises contained herein, the parties hereto agree as follows:

        1.    Employment.    Subject to the terms and conditions of this Agreement, Myriad hereby employs Executive on an at-will basis as President of Pharmaceuticals, member of the Board of Directors of Pharmaceuticals, and member of the Executive Officers Committee of Myriad, and Executive hereby accepts such employment beginning October 12, 1998 (the "Commencement Date").

        2.    Duties of Employment.    As the President of Pharmaceuticals, Executive shall at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform such duties as are customary and as may be required by such position, or as are assigned to Executive by the President of Myriad or the Board of Directors of Pharmaceuticals from time to time and which are consistent with the duties of such position. In his capacity as President of Pharmaceuticals all employees of Pharmaceuticals shall report to Executive. Executive shall devote his entire business time, ability and attention to the business of Myriad and Pharmaceuticals during the term of this Agreement. Notwithstanding the foregoing, Executive shall not directly or indirectly render any services to other persons or entities of a business, commercial or professional nature which will in any way interfere with the duties of Executive under this Agreement without the prior written approval of the Board of Directors of Myriad, which approval shall not be unreasonably withheld. The Executive's services shall be performed primarily at Pharmaceuticals' principal executive offices at 320 Wakara Way, Salt Lake City, Utah. The parties acknowledge, however, that the Executive may be required to travel in connection with the performance of his duties hereunder.

        3.    Compensation.

          3.1    Salary and Bonus.    Executive shall receive a base salary of $200,000 per annum, payable twice monthly in equal installments. Executive shall also be entitled to a cash bonus on July 1, 1999 (and annually thereafter). The exact amount of such bonus shall be determined by the Myriad Board of Directors based upon performance goals and milestones to be set annually by Executive and the Myriad Board of Directors. Executive's base salary shall be increased annually by the Myriad Board of Directors, such adjustment to be determined in the Myriad Board's sole discretion.

          3.2    Myriad Stock Options.    Following commencement of Executive's employment, Executive shall receive stock options for 80,000 shares of Myriad Common Stock (the "Options") at the fair market value in accordance with the terms and conditions of 1992 Employee, Director and Consultant Stock Options Plan. Such Options will be Incentive Stock Options to the extent allowed by law. Such Options will be subject to a five-year vesting provision based upon Executive's continued employment with Myriad and Pharmaceuticals such that 1/60th of the underlying shares of the Options (1,333 shares) shall vest each month after commencement of Executive's employment. The unvested balance of Executive's Options shall be forfeited upon any termination or cessation of Executive's employment except as set forth in Section 5.3 below. The Options term will be ten (10) years. In addition, Myriad annually grants options to key employees based on their performance during the past fiscal year, the amount of such options to be determined in the Myriad Board's sole discretion.

          3.3    Pharmaceuticals Stock Options.    Following commencement of Executive's employment, Executive shall receive stock options for 120 shares which represents four percent (4%) of the issue and outstanding shares of Pharmaceuticals Common Stock ("the Pharmaceuticals Options") at $3,333.33 per share. Such Pharmaceuticals Options will be Incentive Stock Options to the extent allowed by law. Such Pharmaceuticals Options will be subject to a five-year vesting provision based upon Executive's continued employment with Myriad and Pharmaceuticals such that 1/60th of the underlying shares of the Pharmaceuticals Options (2 shares) shall vest each month after commencement of Executive's employment. The unvested balance of Executive's Pharmaceuticals Options shall be forfeited upon any termination or cessation of Executive's employment except as set forth in Section 5.3 below. The Pharmaceuticals Options term will be ten (10) years. Such Pharmaceuticals Options may be converted into Myriad Common Stock in accordance with the terms and conditions of the 1998 Myriad Pharmaceuticals, Inc. Employee Stock Options Plan.

          3.4    Relocation Expenses.    Myriad will reimburse the Executive for reasonable out-of pocket costs (against documented receipts therefor) for (a) travel, meals and lodging in connection with a trip to Salt Lake City, Utah for the purpose of seeking a principal residence; (b) moving expenses associated with the relocation of Executive and his family to the Salt Lake City area (including the shipping of household goods and automobiles from North Carolina and/or the United Kingdom); (c) travel between North Carolina and Salt Lake City; (d) reasonable legal and other fees associated with purchasing a home in the Salt Lake City area; and (e) temporary living expenses for Executive's family for a period of 30 days.

          3.5    Benefits.    Executive will be entitled to receive Myriad's standard benefits (medical insurance and dental insurance) and participate in Myriad's 401(k) pension plan, life insurance/AD&D plan, short-term disability plan, long-term disability plan (which plan shall provide for annual long-term disability benefits of approximately two-thirds of Executive's current base salary), Section 125 cafeteria plan, twelve paid holiday days, five weeks paid personal days, and other benefits offered to Myriad officers generally. The Executive's total paid personal days shall increase by five days for each ten years of continuous employment with Myriad.

          3.6    Green Card.    Myriad will sponsor and pay all costs associated with acquiring a "green card" for Executive and his family. If Myriad is not successful in obtaining a "green card" for Executive which would enable Executive to continue his employment in the United States at Myriad or Pharmaceuticals and Executive's employment is terminated at Myriad or Pharmaceuticals because Executive is forced to leave the United States, Executive's termination will be considered a termination not for cause and the terms and conditions of Section 5.1(b) below shall apply.

        4.    Proprietary Information and Inventions.    Executive agrees that all work products, discoveries, and inventions which he may develop during the course of his employment with Pharmaceuticals and Myriad and all of the results therefrom, shall remain the sole property of Pharmaceuticals or Myriad respectively. Executive agrees that as a condition of employment he will sign and abide by Myriad's standard form of proprietary information and assignment of inventions agreement, attached hereto as Exhibit A (the "Proprietary Information Agreement") and incorporated herein by reference. Such agreement will continue in full force and effect throughout the period of Executive's employment and shall survive any termination hereof. This Section 4 will survive any termination of this Agreement.

        5.    Term and Termination.

          5.1    Termination by Pharmaceuticals

            (a)    Termination for Cause.    Myriad and Pharmaceuticals may terminate this Agreement at any time without prior notice in its sole discretion, by reason of Executive's (i) breach of any material term of this Agreement, which breach is not cured within 60 days after written notice to Executive of the existence of such breach, (ii) conviction of a misdemeanor or felony, excluding traffic and other minor violations, (iii) fraud, (iv) repeated unexplained or unjustified absence or tardiness, after written notice thereof has been provided to Executive, (v) breach of fiduciary duty under applicable laws, this Agreement or Myriad policies or

    (vi) negligence or misconduct where such negligence or misconduct has resulted or is likely to result in material damage to Myriad or its subsidiaries. Except for the actions which are set forth in Section 5.1(a) above, termination for performance related reasons shall be deemed to be a termination not for cause pursuant to Section 5.1(b) below. Upon termination of Executive's employment pursuant to this Section 5.1(a) any unvested Options or Pharmaceuticals Options held by Executive shall be subject to forfeiture in accordance with terms and conditions of the applicable Plan, unless otherwise agreed to by the parties.

            (b)    Termination Not for Cause.    Myriad shall also be entitled to terminate this Agreement at any time without any reason or cause whatsoever; provided however, that in the event of a termination of this Agreement without cause pursuant to this Section 5.1(b) Myriad shall pay to Executive his base salary at the time of such termination for the period of 9 months (12 months if Executive has been with Myriad for over 5 years) following such termination. Amounts payable to Executive under this Section 5.1(b) (the "Severance Payments") shall be payable twice monthly in equal installments. Upon termination of Executive's employment pursuant to this section 5.1(b) any unvested Options or Pharmaceuticals Options held by Executive shall be subject to forfeiture in accordance with terms and conditions of the applicable Plan, unless otherwise agreed to by the parties.

          5.2    Termination by Executive.    Executive may terminate this Agreement upon 30 days prior written notice to Myriad at any time without reason or cause whatsoever; provided however, that upon any termination of Executive's employment pursuant to this Section 5.2, (i) Executive shall not be entitled to receive Severance Payments pursuant to Section 5.1(b) above, and (ii) any unvested Options or Pharmaceuticals Options held by Executive shall be subject to forfeiture in accordance with terms and conditions of the applicable Plan, unless otherwise agreed to by the parties.

          5.3    Change of Control.

            (a)    Termination or Reduction of Duties.    If Myriad or Pharmaceuticals is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of Myriad's or Pharmaceuticals' assets or otherwise ("Acquisition") and if as a result of such Acquisition Executive's duties and responsibilities are substantially reduced or eliminated, then Executive may terminate this Agreement upon 60 days written notice to Myriad, if Executive's duties and responsibilities are not reinstated to substantially the same level as prior to such Acquisition in a new position in Myriad or Pharmaceuticals. In the event of termination by Executive pursuant to this Section 5.3(a), Myriad shall pay to Executive his base salary for a period of 12 months at the time of such termination.

            (b)    Options Adjustments.    Immediately prior to the consummation of an Acquisition, Executive's Options and Pharmaceuticals Options shall as determined by the Myriad Board of Directors, either (i) become fully vested and must be exercised prior to completion of such Acquisition; or (ii) terminate in exchange for a cash payment equal to the excess of the fair market value of such Options and/or Pharmaceuticals Options (vested and unvested over the exercise price thereof); or (iii) continue by substituting on an equitable basis for the shares subject to such Options and Pharmaceuticals Options the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition in accordance with the terms and conditions of the applicable Plan.

        6.    Miscellaneous.

          6.1    Governing Law.    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Utah, without reference to rules of conflict of law or statutory arbitration. The venue for the enforcement of any arbitrator's decision regarding any controversy under this Agreement shall be in the federal or state courts in the location of the arbitration proceeding as set forth in Section 6.2 below, and each party submits to the personal jurisdiction of such courts. Service of process shall be effected by registered mail sent to the address below.

          6.2    Dispute Resolution.    Any controversy between the parties involving enforcement, construction or application of any term, provision, or condition of this Agreement, shall be submitted for final and binding arbitration in the location within the U.S. where the non moving party is located (or in Salt Lake City, Utah, if Executive is not residing in the U.S.) in accordance with the rules of the American Arbitration Association. Subject to Section 6.3 below, the costs of the arbitrator will be borne by the losing party. The arbitrator(s) shall apply Utah law, without reference to rules of conflict of law or statutory rules of arbitration, to the merits of any dispute or claim. Judgment on the award rendered by the arbitrator(s) may be entered in any court having competent jurisdiction.

          6.3    Remedies.    The parties to this Agreement acknowledge that any breach of Executive's obligations under Section 4 is likely to cause or threaten irreparable harm to Myriad and Pharmaceuticals and, accordingly, each party agrees that in such event, Myriad and Pharmaceuticals shall be entitled to equitable relief to protect its interest therein, including but not limited to preliminary and permanent injunctive or mandatory relief, as well as money damages. This Section 6.3 shall survive any termination of this Agreement.

          6.4    Assignment.    Since this Agreement is based upon the unique abilities and personal relationship of Executive, he will have no right to assign this Agreement or any of his rights hereunder without the written consent of Myriad, and Myriad will have no right to assign any of its rights hereunder except to a successor in interest of Myriad. Subject to the foregoing, this Agreement will inure to the benefit of and will be binding upon the successors and assigns of Myriad.

          6.5    Entire Agreement.    This Agreement and the exhibits hereto set forth the entire Agreement and understanding of the parties relating to its subject matter and merges all prior discussions and agreements between them. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.

          6.6    Severability.    If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible under applicable law, and the remaining provisions of this Agreement will stay in force. In addition, the parties agree to negotiate in good faith a provision to replace the provision found invalid or unenforceable that will have, to the extent possible, the same economic effect.

          6.7    Notices.    Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified at the address indicated for such party below, or at such other address as such party may designate to the other parties.

          6.8    Titles and Subtitles.    The titles and subtitles used in the Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          6.9    Counterparts.    This Agreement may be executed in tow or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

          6.10    Guarantee.    All obligations of Pharmaceuticals will be guaranteed by Myriad.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MYRIAD GENETICS, INC.		ADRIAN NORMAN HOBDEN, PH.D.

By:	/s/ PETER D. MELDRUM	By:	/s/ ADRIAN N. HOBDEN

Title:	President and CEO

Address:	320 Wakara Way Salt Lake City, Utah 84108	Address:	1609 Cedar Lane Raleigh, NC 27614

MYRIAD PHARMACEUTICALS, INC.

By:	/s/ PETER D. MELDRUM

Title:	Chairman

Address:	320 Wakara Way Salt Lake City, Utah 84108

Exhibit A

PROPRIETARY INFORMATION AGREEMENT

        THIS AGREEMENT is made and entered into by and between Myriad Genetics, Inc. and its wholly-owned subsidiary, Myriad Pharmaceuticals, Inc., (hereinafter collectively referred to as "Company"), and Adrian Norman Hobden, (hereinafter referred to as "Employee").

        In consideration of the undersigned's employment, compensation, and other valuable consideration and mutual covenants contained herein, the parties agree as follows:

        1.    Duties.    Employee shall at all times faithfully, industriously, and to the best of his/her ability, experience, and talents, perform all of the duties that may be required of him/her pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company.

        2.    Inventions or Improvements.    Any inventions, discoveries, know-how, or improvements, which Employee may conceive, make, invent, or develop during his/her employment by the Company, relating to any matter or thing, including but not limited to genetic maps, genes, gene sequences, material containing a DNA sequence, gene products, protein molecules, nucleic acid molecules, monoclonal antibodies, pedigrees, genealogy data, germplasm, yeast artificial chromosomes (YACs), contigs, cell lines, microorganisms, biologically active compounds, processes, and methods of gene identification or gene sequencing that may be connected in any way with Employee's work or related in any way to Company's business or future business, shall be the absolute property of the Company and shall be promptly disclosed to the Company by Employee. For the consideration of above-mentioned, Employee agrees that he/she will, at the request of the Company, at any time during the employment or thereafter, assign to the Company the rights to said inventions and improvements and any patent applications filed or patents granted thereon.

        3.    Nondisclosure of Information.    Employee agrees that during his/her employment and thereafter, he/she will not reveal to any person, agency, company, business, or organization, unless authorized by Company, any confidential information concerning Company, including but not limited to any inventions, discoveries, know-how, improvements, processes, products, services, proposals, solicitations, negotiation, customers, manner and method of operations, trade secrets, and the like.

        4.    Noncompetition Agreement.    Employee agrees that during the term of his/her employment he/she will not compete with Company either directly or indirectly in any area in which, during the tour of his/her employment, Company does business or reasonably contemplates that it will do business in the reasonably foreseeable future. Employee agrees that he/she will not use Company's name, facilities, confidential material, trade secrets, know-how, or privileged information to solicit from any agency, company, business, or organization, work that at a later time would result in Compensation of any form for Employee or another company or business organization.

        5.    Construction.    The parties hereto agree that the terms of this Agreement shall be construed in accordance with the laws of the State of Utah.

        6.    Severability.    If any provisions hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, all other provision hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law that would render any provisions hereof prohibited or unenforceable in any respect.

        IN WITNESS WHEREOF, the parties hereto have executes this Agreement of this 30th day of September, 1998.

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  Exhibit 10.8
EMPLOYMENT AGREEMENT
Exhibit A
PROPRIETARY INFORMATION AGREEMENT